Exhibit 99.1

Southwest Water Names Mark A. Swatek Chief Executive Officer

    LOS ANGELES--(BUSINESS WIRE)--April 18, 2006--Southwest Water Company (NASDAQ:SWWC) announced that its board of directors has selected Mark A. Swatek chief executive officer. Swatek, 53, will join the company in mid-May, succeeding Anton C. Garnier, chairman and chief executive officer, who has led the company for 38 years.
    "Mark Swatek brings a strong operating track record and more than 28 years of experience leading and managing companies in the water and wastewater industry," Garnier said. "He has a proven record of driving both top-line growth and profitability. I am extremely pleased to have Mark join the Southwest Water team and lead the company in its next stage of growth and development."
    Commenting on his new position, Swatek said, "In evaluating the opportunity with Southwest Water, I found a company with a solid track record of growth and performance. Southwest Water, under Tony Garnier's leadership, has earned a reputation for providing reliable, quality service to its clients. I look forward to leading this company's talented management team to continue to capitalize on the tremendous growth opportunities in the water and wastewater industry."
    Swatek was chosen after the board conducted a nation-wide search for a candidate with strong leadership abilities and a thorough knowledge of the water utility industry. He most recently was president of MWH State and Local Government operations, the largest operating division of MWH Global, a $1 billion worldwide engineering consulting and construction firm that specializes in serving the municipal water and wastewater market. In this capacity, he managed the 1000 person, $350 million revenue per year US municipal operations which provides water/wastewater engineering, program management, and facility design-build activities for city, county, and state governments. Prior to this position, Swatek was President of MWH Constructors, the design-build construction subsidiary of MWH, where he was responsible for rapid top and bottom line growth of the subsidiary, creating one of the top integrated design-build-operate companies focusing on water/wastewater facilities in the US and UK.
    Swatek earned bachelor of science and master of science degrees in civil engineering from Purdue University, and is a graduate of the Harvard Business School Advanced Management Program. He is a registered professional engineer and licensed general contractor in multiple states. Swatek also has served as a director on a number of boards of engineering and contractor companies.

    Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    CONTACT: Southwest Water Company
             DeLise Keim, 213-929-1846
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com